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                                  EX-10.2




                         DOWNMORR WATER CORPORATION

                                           November 14, 1996



Mr. Scott Levy
Puro Water Group, Inc., President
56-45 58th Street
Maspeth, New York 11378-0010

         Re:  Purchase Agreement dated 8/26/94; Downmorr to Puro

Dear Mr. Levy:

     This will confirm that Downmorr Water Corporation, Inc. (the "Company"), hereby waivers any rights to convert debt into the right to receive common stock ("Common Stock") of Puro Water Group, Inc., formerly known as Puro Corporation of America ("Puro") to be issued in connection with the initial public stock offering referred to in that certain agreement dated the 26th day of August, 1994 by and among the Company, Glenn Downing, Gary Downing and Puro (the "Agreement"). All other items of the Agreement shall remain in force and effect.

     In consideration of the foregoing, the Company hereby agrees to issue to Glenn Downing in payment and full satisfaction of such debt, 30,667 shares of Common Stock of the Company's 1996 Stock Option Plan, said shares to be valued at the value calculated pursuant to the terms of the Plan. In addition, the Company further hereby agrees to issue to Glenn Downing an option under the 1996 Stock Option Plan for a number of shares equal to 1% of the total outstanding stock, or 22,500 shares thereby satisfying the Company's stock option obligations under the employment agreement by and between Glen Downing and Puro, dated August 26, 1994 and amended December 31, 1994.

     In the event that the Options covering the 30,667 shares and the 22,500 shares are not issued to Glenn Downing by within ninety (90) days of the conclusion of the initial public offering, the entire amount (agreed to be $184,000) of the original debt owed pursuant to the Purchase Agreement dated August 26, 1994 shall become immediately due and payable in 36 monthly installments and shall bear interest at the rate of prime per annum.

     In the event the initial public offering is not concluded, this Agreement shall be null and void and the terms of the August 26, 1994 Agreement shall remain in effect.


AGREED TO:                            /s/ Glenn Downing
PURO WATER GROUP, INC.               -------------------------
                                       Glenn Downing, individually and as
                                         President of Downmorr Water
                                         Corporation, Inc.


BY: /s/ Jack West
   ---------------------              /s/ Gary Downing
    Jack West                        -------------------------
                                      Gary Downing